Exhibit 99.2

Management's Discussion and Analysis of Financial Condition and Results of Operations

            The information contained in this section has been derived from, is provided as a supplement to, and should be read in conjunction with our consolidated financial statements and the accompanying notes thereto contained in “Financial Statements and Supplementary Data” of this report.  This section contains forward-looking statements that involve risks and uncertainties.  Our actual results may differ materially from those expressed or implied in these forward-looking statements as a result of various factors, including those described in “Forward-Looking Statements” and in Item 1A.  “Risk Factors” of our 2008 Form 10-K.

            As discussed in Note 1 to our consolidated financial statements, our consolidated financial statements for each period presented have been adjusted for the retrospective application of FSP APB 14-1.  The financial information contained in the discussion below reflects only the changes described in Note 1 to our consolidated financial statements and does not reflect events occurring after March 2, 2009, the date of the original filing of our 2008 Form 10-K, or modify or update those disclosures that may have been affected by subsequent events.

Overview

            The following Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") is intended to help the reader understand our operations and our current business environment.  MD&A is provided as a supplement to—and should be read in conjunction with—our consolidated financial statements and the accompanying notes thereto contained in “Financial Statements and Supplementary Data" of this report. This overview summarizes MD&A, which includes the following sections:

•	Our Business — a general description of our business, including our business segments; our objective; our areas of focus; and challenges and risks of our business.
•	Critical Accounting Policies and Estimates — a discussion of accounting policies that require critical judgments and estimates.
•	Operations Review — an analysis of our consolidated results of operations, including appropriate segment disclosures, for the three years presented in our consolidated financial statements.
•

Liquidity, Capital Resources and Financial Position — an analysis of cash flows; off–balance sheet arrangements and aggregate contractual obligations; an overview of financial position; and the impact of inflation and changing prices.

Our Business

            General

            Holdings is engaged in the business of moving people.  Our principal asset is all of the issued and outstanding shares of stock of XJT Holdings, Inc., the sole stockholder of ExpressJet Airlines, Inc. (referred to in this report as “Airlines” and, together with Holdings, as “ExpressJet”, “we” or “us”).  Airlines currently operates a fleet of 244 aircraft.  As of December 31, 2008, our fleet was assigned as follows:

•	214 aircraft for Continental as Continental Express pursuant to the Continental CPA; and
•	30 aircraft in our Corporate Aviation division, which is dedicated to charter contracts and ad-hoc charter service.

            Our primary business is flying 244 aircraft under contractual arrangements for network carriers or entities desiring cost-effective and fully customizable group travel.  During 2008 we dramatically reshaped our business in order to adapt to the unprecedented high fuel costs, recessions in the global economy, air-travel capacity cuts worldwide, and other uncertainties facing the regional airlines.  We completed most of our transition to the contractually-arranged flying during the fourth quarter ending December 31, 2008, under the terms of the Amended Continental CPA which provides for lower block hour rates and various costs, primarily fuel and aircraft rent, are no longer reimbursable.  Additionally, we strengthened our balance sheet through the completion of the refinancing of our convertible debt, reducing the debt from $134.7 million as of December 31, 2007, to $60.8 million as of December 31, 2008.  We have stabilized the use of operating cash, as results of the termination of our Branded Flying operations.   Furthermore, we mutually agreed with Delta to terminate the Delta CPA and the Delta Prorate effective September 2, 2008.  As a result of the Amended Continental CPA, the cessation of Branded Flying and our restructuring efforts, the results of operations for fiscal 2008 are not comparable with prior periods.

            We also provide aviation services, such as ground-handling at airport locations across the United States, as well as aircraft repair, overhaul, interior refurbishments and paint, through Services, our wholly owned subsidiary, and a majority owned subsidiary, Saltillo.

            Holdings was incorporated in Delaware in August 1996.  Airlines is one of the largest regional airlines in the world, based on 2008 available seat miles, number of regional jets and passengers transported.

            We compete with a number of regional airlines for the service we provide to other airlines.  We believe that our continuing success depends on our ability to provide our charter customers and Continental outstanding operational performance and exceptional customer service through our commitment to detail, quick responses and follow-through.  Our ability to do this depends on our over 5,400 employees executing effectively on a daily basis.

            Our goal is to use our assets, including our operational and financial strength and the strong commitment of management and employees, to continuously move people cost-effectively and efficiently for our clients, improve our competitive position and provide value to our stockholders.

            Liquidity

            With the significant savings provided to Continental under the Amended Continental CPA, aircraft withdrawals, dramatically lower utilization, the global economic recession and the difficulties in obtaining any financing in the current banking environment, we believe that cost savings and cash preservation are crucial to sustain our liquidity and meet our financial obligations throughout 2009.  In January 2008, we purchased $65 million (par value) of auction rate securities (“ARS”).  Since that time these auctions have been failing and accordingly, we have been unable to sell these securities and convert them to cash due to the general illiquidity in the ARS market.  As of December 31, 2008 the fair value of these securities was $41.4 million.  Additional cost savings initiatives are essential at this time to maintain an appropriate operating margin and preserve our cash.  These include, individually or in combination, if required:

•	continue to measure and deliver a full year of benefits from prior wage and benefit concessions from all of our employees;
•	evaluate necessary reduction-in-force to match reduction-in-capacity;
•	collaborate with third-party vendor to cut supply costs;
•	manage working capital effectively (i.e., accounts payable, accounts receivable, and inventory);
•	borrow against or liquidate our auction rate securities (“ARS”) holdings;
•	sell unencumbered assets, tangible or intangible, or subleasing the aircraft we lease from Continental; and
•	manage capital expenditures to only those required by law or operational necessities.

            We believe that our existing liquidity and projected 2009 cash flows, including the incremental sources of liquidity described above will be sufficient to fund current operations and our financial obligations through December 31, 2009.  However, as noted in Item 1A. “Risk Factors” of our 2008 Form 10-K, factors outside of our control may dictate that we alter our current plans and expectations and could have a material adverse impact on our ability to sustain operations over the long term.

            Our Business Segments

            For the year ended December 31, 2008 and prior, ExpressJet had three reportable segments which are the basis of our internal financial reporting:  Contract Flying, Branded Flying and Aviation Services.

            Contract Flying includes our Corporate Aviation division and our capacity purchase agreements with Continental and Delta.  Under Contract Flying, revenues are contractually determined, eliminating our exposure to fluctuations in fuel prices, fare competition and passenger volumes.  Under these arrangements, our partners bear the revenue risk and cost of marketing, distributing and selling seats directly to passengers on our aircraft while we are responsible for the operation and maintenance of the aircraft.

            Branded Flying includes operations under the ExpressJet brand and the Delta Prorate.  Revenues for this flying are derived from passengers flying on scheduled air service.  We are responsible for local market pricing, scheduling and revenue management, and the operation and maintenance of the aircraft.  Our flying under the Delta Prorate provides us with a prorated portion of the airfare plus an incentive for passengers connecting onto Delta's network.

            Aviation Services includes our ground-handling services pursuant to contracts with Continental and other airlines at airport locations across the United States, as well as those performed by Services.  These entities provide composite, sheet metal, paint, interior (including seat refurbishment) and thrust reverser repairs throughout our five facilities in the United States and Mexico.

            Our Objective

            Our goal is to use our assets and capabilities, including reliable operation performance, brand, financial strength, distribution system, and a strong commitment by our management and employees to achieve long-term sustainable growth. Our plans for sustainable growth include the following:

•	Being a great place to work where people are encouraged to achieve their best performance.
•	Delivering the best products and services to a diversified base of customers.
•	Establishing a winning network of partners and develop ways to expand these relationships.
•	Maximizing the return to our stockholders while being mindful of our overall responsibilities to all stakeholders.

            Contract Flying – Continental CPA

            General.  A significant portion of our revenue and cash flows is attributable to the Continental CPA.  Under the Continental CPA, Airlines operates flights on behalf of Continental as Continental Express.  Continental controls and is responsible for scheduling, pricing and managing seat inventories and is entitled to all revenue associated with the operation of the aircraft.  We also have various other agreements with Continental that govern our relationship.

            Under the Continental CPA, all marketing-related costs normally associated with operating an airline are borne by Continental.  These costs include:

•	reservations and sales;
•	commissions;
•	advertising;
•	revenue accounting;
•	fare and tariff filings; and
•	food and beverage service.

            2008 Amended Continental CPA (“Amended Continental CPA”).  Prior to July 1, 2008, Airlines was entitled to receive payment for each block hour that Continental scheduled it to fly pursuant to the terms of the Continental CPA.  Payment was based on a formula designed to provide Airlines with a target operating margin of 10% before taking into account variations in certain costs and expenses that were generally within our control.  We had exposure for most labor costs and some maintenance and general administrative expenses if actual costs were higher than those budgeted in our block hour rates.  For the first six months of 2008, we recognized revenues using 2007 block hour rates, pursuant to our agreement with Continental reached in June 2008.

            At such time, we also reached an agreement with Continental to amend the existing Continental CPA.  The Amended Continental CPA, which became effective July 1, 2008, allows us to continue flying, at minimum, 205 aircraft for Continental for seven years while providing Continental the right after one year to reduce the number of aircraft to a minimum of 190.  The Amended Continental CPA significantly reduces Continental’s governance rights under the original agreement, including easing change-in-control limitations on ExpressJet, reducing restrictions on our flying into Continental’s hub airports, and removing the most-favored-nation clause, allowing us the option to fly for other carriers and to consider other strategic alternatives.  The Amended Continental CPA also removes Continental’s ability to terminate the agreement without cause.

            The Amended Continental CPA provides payments to us at a pre-determined rate based on block hours flown and reimburses us for various pass-through expenses including passenger liability insurance, hull insurance, war risk insurance, landing fees and substantially all regional jet engine expenses under current long-term third-party contracts with no margin or mark-up.  Under the Amended Continental CPA, Continental is responsible for the cost of providing fuel for all flights and for paying aircraft rent for all aircraft covered by the Amended Continental CPA and, therefore, these items are not included in our consolidated statements of operations for periods subsequent to July 1, 2008.  The fixed block hour rates are considerably lower than the rates under the original agreement and will be subject to annual escalations tied to a consumer price index (capped at 3.5%) at each anniversary date, July 1.  During 2008, we returned pursuant to our rights under the Amended Continental CPA, we returned 30 aircraft with Continental bearing the expense related to the aircraft following their return.  We will continue to operate at least 205 aircraft for Continental through June 30, 2009.  Beginning on July 1, 2009, Continental can remove up to 15 aircraft making the new minimum aircraft requirement under the agreement 190.  Therefore we will continue to focus on aggressively managing costs in response to the Amended Continental CPA and the economic difficulties facing the entire airline industry.

            In September 2008, we agreed with Continental on the first amendment to the Amended Continental CPA in order to compensate us for our fixed costs, considered in the calculation of the pre-determined block hour rates, that cannot be reduced as a result of the unanticipated reduction in aircraft utilization by Continental’s scheduling. We also agreed that if Continental, beginning in year two, increases its aircraft utilization above a pre-determined threshold, then it may receive discounts on the agreed, pre-determined block hour rates.  For the last six months of 2008, we recognized an additional $3.4 million in contract revenues as compensation for shortfalls in aircraft utilization.

            In December 2008, we agreed with Continental on the second amendment to the Amended Continental CPA in order to clarify certain issues related to our revenue recognition, the fuel efficiency program in place in connection with the Amended Continental CPA and depreciation related to the aircraft we operate for Continental and excess inventory related thereto.

            Concurrently with the execution of the Amended Continental CPA, we entered into a settlement agreement with Continental to release the parties’ claims relating to certain identified payments under the Original Continental CPA, including disputes previously disclosed as possible matters for arbitration.

            Prior Years’ Settlements of the Continental CPA.  Airlines was entitled to receive payment for each block hour that Continental scheduled it to fly.  Payment was based on a formula designed to provide Airlines with a target operating margin before taking into account variations in certain costs and expenses that were generally within our control.  We had exposure for most labor costs and some maintenance and general administrative expenses if actual costs were higher than those budgeted in our block hour rates.  Prior years’ payment methodologies are described in the following paragraphs.

            2005-2007.  As part of the 2005 rate negotiation, we agreed to cap Airlines’ prevailing margin at 10.0% in an attempt to ensure the long-term stability of the Continental CPA.  Airlines also began including previously unreconciled costs, as discussed above, within the margin band, although it was not reimbursed if these costs are higher and cause its prevailing margin to fall below the 8.5% margin floor.  Airlines remained entitled to receive incentive payments from Continental if its rate of controllable cancellations was lower than its historical benchmark, but was no longer required to pay Continental a penalty for controllable cancellations unless the rate rises above 0.5%.  Airlines continued to receive a small per-passenger fee and incentive payments for certain on-time departure and baggage handling performance.

            The table below describes how variations between Airlines’ actual costs and estimated costs, as determined in the block hour rates, were treated under the Continental CPA from January 1, 2005 to June 30, 2008.

Fully reconciled costs: reconciliation payment, including 10% margin, to the full extent actual costs differ from estimated costs.

 • Fuel and into-plane expenses(1)
 • Aircraft rent
 • Terminal facility rent
 • On-time bonuses and 401(k) company
    match under current plans
 • Taxes (other than income taxes)
 • Passenger liability insurance
 • Hull insurance
 • War risk insurance
 • Landing fees
 • Ground handling services

 • Administrative services provided by
    Continental
 • Third-party security and screening
    expenses
 • Substantially all regional jet engine
    expenses under current long-term
    third-party contracts
 • Depreciation and amortization(2)
 • Glycol, de-icing, snow removal
 • International navigational fees

Costs within the margin band: if actual expenses in this category are sufficiently different from estimates used in the block hour rates so that the prevailing margin is less than 8.5% or greater than 10.0%, then a reconciliation payment is made by either Continental or Airlines to the other so that this prevailing margin will be 8.5% or 10.0%, as applicable.  If the prevailing margin is less than 8.5% due to impact of certain costs, as described below, or if the prevailing margin is above 10.0% due to other items(3), no reconciliation payments would be made from either Continental or Airlines.

• Maintenance, materials and repairs not included above • Passenger services	• Other rental expenses • Other operating expenses

(1)

Under our fuel purchase agreement with Continental, fuel and fuel tax expense are reconciled to the  lower of the actual costs or the agreed-upon caps of 66.0 cents per gallon and 5.2 cents per gallon, respectively.  If the fuel purchase agreement with Continental were not in place, the fuel cost, including related taxes, would have been $2.43, $2.04 and $1.80 per gallon for the years ended December 31, 2007, 2006 and 2005 respectively.

(2)	Depreciation is reconciled for assets and capital projects accounted for in the Continental CPA or those approved by Continental outside of the agreement.
(3)

The prevailing margin used to calculate the reconciliation payment does not take into account performance incentive payments, including payments from controllable cancellation performance, litigation costs above a historical benchmark and other costs that are not included in the block hour rates (or covered by adjustments to them) or are not reasonable and customary in the industry.

            In 2007, the fully reconciled costs and costs within the margin band under the Continental CPA represented approximately 59% and 40% of operating costs associated with Continental CPA flying, respectively, in addition to 1% of costs related to the Continental CPA which could not be included in either reimbursable grouping such as certain labor and arbitration costs.  In 2006, the fully reconciled costs and costs within the margin band under the Continental CPA represented approximately 63% and 35% of operating costs associated with Continental CPA flying, respectively.  The remaining 2% of operating costs in 2006 were incurred outside of the Continental CPA in order to support our diversification strategies for the 69 aircraft released from the Continental CPA as well as the administrative operations we assumed from Continental in 2007.

            Some costs that were unreconciled under the Continental CPA prior to 2005 now require Airlines to make a reconciliation payment to Continental if the differences cause the prevailing margin to be greater than 10.0%.  However, if the differences cause the prevailing margin to be less than 8.5%, they remain unreconciled.  These costs are:

•	wages and salaries; and
•	benefits not included in the table above.

            2007 Arbitration.  In 2006, Continental challenged our interpretation of the Continental CPA and sought to impose rates for 2007 that we believed were inconsistent with the methodology established in the agreement.  We were unable to agree on the 2007 rates and, in accordance with the terms of the Continental CPA, we submitted our dispute to binding arbitration.  The arbitration panel determined that the annual 2007 budgeted rates originally presented by Airlines should be reduced in the aggregate by $14.2 million (or less than 1.0% of our total Continental CPA operating revenue), which included the 10% target operating margin.  Although we believe our original rates were appropriate, we were pleased with the panel’s decision.  The 2007 scheduled block hour rates were finalized in October 2007, and we recorded our passenger revenue under the Continental CPA using the block hour rates determined by the panel for all of 2007.

            Scope of Agreement.  As of December 31, 2008, the Amended Continental CPA covered 214 of Airlines’ existing fleet of 244 aircraft.  Under the agreement, Continental is obligated to have a minimum of 205 aircraft covered under the Amended Continental CPA through June 30, 2009.  Thereafter, the agreement calls for a minimum of 190 aircraft.  The agreement permits us to fly under our own code or on behalf of other airlines but prohibits our flying in certain markets under our own branded service.  The Amended Continental CPA states that:

•	at Continental’s hubs, we may not fly scheduled service under our own brand;
•	at Continental’s hubs, we are permitted to operate our charter service and fly on behalf of other airlines; and
•	we cannot operate any of our aircraft subject to the agreement or use our passenger-related airport facilities employed under the agreement for other carriers or for flights under our own code.

            Our license from Continental to use the Continental Express name and other trademarks is non-exclusive.

            The Amended Continental CPA has a seven year term that is scheduled to expire on June 30, 2015.  Continental does not have the ability to terminate the agreement without cause prior to the termination date and cannot reduce the number of aircraft covered under the agreement below 190 aircraft.  However, the Amended Continental CPA may cover less than 190 aircraft if there is an expiration of a Covered Aircraft head lease and there are no fifty-seat replacement aircraft (among the original 274 aircraft) being stored on behalf of Continental.  If, at any time prior to the end of the Amended Continental CPA term, Continental proposes to engage any third party to operate one of the original 274 aircraft, we shall have the right of first opportunity to operate that aircraft.

            So long as scheduled flights under the Continental CPA represent at least 50% of all our scheduled flights, or at least 200 of our aircraft are covered by the agreement, we are required to allocate our crews, maintenance personnel, facilities and other resources on a priority basis to scheduled flights under the agreement above all of our other flights and aircraft.

            Aircraft Financing.  Airlines currently leases or subleases all of its existing aircraft from Continental.  Under the Continental CPA, Continental is required to purchase or lease from Embraer or its designee aircraft operated under the agreement, participate in the financing and to lease or sublease these aircraft to us.  Under the Amended Continental CPA, Continental pays for the aircraft rent for all aircraft covered by the Amended Continental CPA directly and therefore, we will not include this expense for Covered Aircraft in our statement of operations beginning July 1, 2008.  Aircraft withdrawn from the Continental CPA become “Uncovered Aircraft” as defined in the agreement.

            Prior to the Amended Continental CPA, we were subleasing 69 Uncovered Aircraft from Continental.  As part of the amendment, we returned 39 aircraft to Continental and continue to sublease 30 aircraft from Continental at substantially reduced rental rates.

            We have the option to purchase up to an additional 50 Embraer ERJ-145XR aircraft.  Our next option exercise date is April 1, 2009.  If we do not exercise or extend our option as of this date, 25 options will expire.  These aircraft would be Uncovered Aircraft since Continental has declined to include them under the Continental CPA.  These options may be exercised for other types of aircraft within the ERJ-145 line of aircraft, which include the ERJ-135 and ERJ-145.  We would need to finance our acquisition of these aircraft independently.  Continental does not have any obligation to finance, arrange to finance or participate in the financing of any aircraft acquired for operations outside the Continental CPA.

            We do not have the right to retain any aircraft removed from the Amended Continental CPA for use in our other operations if (i) they are removed by Continental as the result of its termination of the agreement for cause, (ii) we have already retained 150 aircraft, including the 30 being retained at reduced rent, or (iii) they are among aircraft owned by Continental, currently 18 aircraft.  In all other events, we can elect to retain any of the aircraft withdrawn from the Amended Continental CPA, most likely upon termination of the agreement, either at the end of seven years or upon early termination of the aircraft lease.  In certain circumstances, in order to retain the aircraft we will have to provide Continental with a full release from the head lease for such aircraft.  Depending on the type of termination, there are procedures for notice and time for us to elect how many aircraft we will retain (with Continental selecting the individual aircraft and engines), wind-down schedules of differing lengths, and maintenance reimbursements.

            Airport Facilities, Slots and Route Authorities.  Most of the airport facilities that Airlines uses in its Continental Express operation are leased from airport authorities by Continental.  Under Airlines’ master facility and ground handling agreement with Continental, Airlines is entitled to use these facilities to fulfill its obligations under the Continental CPA.  However, it is not permitted to use airport terminal facilities leased by Continental to service other carriers or operate flights under its own code without Continental’s approval.  Furthermore, we must use those facilities that are non-terminal facilities on a priority basis to support the scheduled flights that Airlines flies on behalf of Continental so long as those flights constitute at least 50% of our total scheduled flights or at least 200 of our aircraft are covered by the Continental CPA.

            Under the Continental CPA, all terminal facility rent at Continental-managed airports is borne by Continental.  At locations Airlines manages, rent is allocated between Continental and Airlines based on the number of each carrier’s respective passengers.  We are currently in the process of transitioning the station management of all stations under the Continental CPA to Continental.  It is anticipated that this transition will be complete by March 31, 2009.  Under these scenarios, we may continue to provide ground handling and support services under an industry-standard ground handling agreement; however, Continental will be responsible for the station’s fixed expenses.

            Continental is generally responsible for all capital and start-up costs for airport terminal facilities at its hub airports and at any other facilities where it elects to provide ground handling services to Airlines.  If Continental elects to provide ground handling services at any facility where Airlines previously did so, Continental is required to reimburse Airlines at the net book value for all fixtures and other unremovable capitalized items Airlines funded at that facility.  We are generally responsible for capital and start-up costs associated with airport terminal facilities where Airlines flies and any non-terminal facilities not regularly used by Continental.  If Airlines exits a market at the direction of Continental (and we do not re-enter that market within six months flying under our own code or that of an airline other than Continental), Continental will reimburse us for certain book and severance losses incurred in connection with the closure of the related facility. If the Continental CPA is terminated, we may be required to vacate the terminal facilities (or all facilities if the termination results from our material breach of the agreement) that are subleased to Airlines by Continental, and to use commercially reasonable efforts to assign to Continental or its designee any of the facility leases in our name.

            Ground Handling.  Airlines provides ground handling and other support services, including baggage handling, station operations, ticketing, gate access and other passenger, aircraft and traffic servicing functions for Continental at several of our airport locations.  In exchange, Continental pays us an amount equal to Airlines’ incremental cost for providing these services.  Continental provides the same services for Airlines at its stations, including its hub airports.  The cost for these services is based on the number of scheduled aircraft and the rates stipulated in the Continental CPA.  Effective January 1, 2007, we began providing ground handling and other support services at fixed rates for other Continental Airlines regional service providers including Republic and Colgan that operate under the Continental Express banner at 15 Continental/Continental Express stations.  Additionally, during 2008, Continental began transitioning our ground handling services at all of their airport locations to an all Continental managed program, with us providing specific ground handling services at a majority of these stations under an industry-standard ground handling agreement at fixed rates, outside of the Continental CPA. These services will be reflected in our Aviation Services line of business.

            Most Favored Nations.  As part of the Amended Continental CPA, the most favored nations clause was removed.  We are free to negotiate capacity purchase agreements with other airlines without any impact to our Continental CPA.

            Change of Control.  If we experience a change of control without Continental’s consent, Continental can terminate the Amended Continental CPA for breach.  Under the agreement, a change of control of our Branded Flying is defined as:

•

our merger or consolidation with a Major Network Carrier other than Continental, which is defined as Alaska Airlines, American Airlines, Delta, Southwest Airlines, United and US Airways (or their successors)

•

the acquisition by a Major Network Carrier or any other entity, or group of entities acting in concert with a Major Network Carrier, other than Continental and its subsidiaries, of more than 25% of our capital stock or voting rights;

•	our acquisition of 25% or more of the capital stock of a Major Network Carrier (other than Continental and its successors and any subsidiaries);
•	our acquisition of all or substantially all airline assets of a Major Network Carrier;
•	the sale or other disposition of all or substantially all of our airline assets to a Major Network Carrier other than Continental;
•	our entering into definitive agreements relating to the foregoing matters.

            Labor Disruption.  Upon the occurrence of a union-authorized labor strike, the Continental CPA provides that:

•	Airlines will be compensated only for the flights it completes;
•

on each of the 2nd, 15th, 30th, 45th, 60th and 75th days of the strike, Continental will be entitled to terminate Airlines’ leases or subleases for, and take immediate possession of, up to 20 of Airlines’ aircraft covered by the agreement, up to a maximum of 120 aircraft if the strike extends to the 75th day;

•

we will be required to provide to Continental or its designee, for the duration of the strike and 180 days thereafter, at market rates, first-priority access to all of our flight simulators, hangars, training and other facilities and inventory to the extent necessary to enable Continental or their designee to operate any aircraft of which Continental takes possession as a result of the strike; and

•	if the strike results in our failure to complete at least 75% of our scheduled flights for three consecutive days, Continental is entitled to terminate the agreement for breach.

            In addition, a labor disruption other than a union-authorized strike may cause us to be in material breach of the Continental CPA.  Under the agreement, whenever Airlines fails to complete at least 90% of its aggregate scheduled flights (based on available seat miles) in three consecutive calendar months or at least 75% of its aggregate scheduled flights (based on available seat miles) in any 45-day period (in each case, excluding flights cancelled due to union-authorized labor strikes, weather, air traffic control or non-carrier specific airworthiness directives or regulatory orders), we will be deemed to be in material breach of the agreement.  In addition, if we have a controllable completion factor for any two consecutive months of 97.5% or below, or a controllable on-time departure rate for any 60 consecutive days of 82.5% or below, we will be in material breach of the agreement.  A labor disruption other than a union-authorized strike could cause Airlines to fail to meet these operational requirements and, as a result, cause us to be in material breach of the agreement.  See further discussions below regarding remedies for breach of the agreement by either Continental or us.

            Term and Termination of Agreement and Remedies for Breach.  The Continental CPA is scheduled to terminate on June 30, 2015.  Continental may terminate the agreement for cause without notice.  “Cause” is defined as:

•	our bankruptcy;
•	suspension or revocation of Airlines’ authority to operate as a scheduled airline;
•	cessation of Airlines’ operations as a scheduled airline, other than as a result of a union-authorized labor strike or any temporary cessation not to exceed 14 days;
•	a union-authorized labor strike that continues for 90 days; or
•	our intentional or willful material breach that substantially deprives Continental of the benefits of the agreement, which is not cured within 90 days of notice of the breach.

            Continental may also terminate the agreement at any time upon our material breach that does not constitute cause, but continues uncured for 90 days after we receive notice of the breach.  In addition, Continental may terminate the agreement immediately without notice or giving us an opportunity to cure if it makes a reasonable and good faith determination, using recognized standards of safety, that there is a material safety concern with our operation of any flights under the Continental CPA.

            If Continental materially breaches the agreement and fails to cure the breach within 60 days after we notify it of the breach, we will be entitled to obtain our payments directly from an airline clearing house from the 60th day for the duration of the default.  In addition, Continental and we are each entitled to seek damages in arbitration and to reach equitable remedies.

            Disposition of Aircraft upon Early Termination.  If Continental terminates the Continental CPA for cause or breach, it will also have the right at that time to terminate Airlines’ leases or subleases for aircraft covered by the agreement and take possession of these aircraft.

            Amendment of Embraer and Rolls Royce Contracts.  We are prohibited, without Continental’s consent, from amending Airlines’ aircraft purchase agreements with Embraer for the current 274 aircraft to change the pricing, financing or leasing arrangements, or to make any other changes that may be expected to adversely affect Continental’s rights under the Continental CPA or our ability to perform our obligations under the agreement.  We have also agreed to acquire Continental’s consent for any amendment of Airlines’ Embraer aircraft purchase agreements that reduce the financing or other obligations of Continental, provided that the amendment does not increase Airlines’ obligations under these agreements.  We are also prohibited, without Continental’s consent, from amending our power-by-the-hour agreement with Rolls Royce Corporation (“Rolls Royce”) in any manner that adversely affects Continental’s or our engine maintenance costs for the aircraft subject to the Continental CPA.

            Indemnification.  In general, we have agreed to indemnify Continental and it has agreed to indemnify us for any damages caused by any breach of our respective obligations under the Continental CPA or caused by our respective actions or inactions under the agreement.

            Other Agreements with Continental.  Prior to 2007, under an administrative services agreement, Continental provided us with services such as information technology support, transaction processing, insurance and risk management, treasury administrative services, corporate real estate and environmental affairs.  In 2007, Continental stopped providing these services and, as a result, we transitioned most information technology support, general ledger, accounts payable, payroll, and treasury administrative services from them to begin performing them independently.  Airlines also has a fuel purchasing agreement with Continental, under which Continental manages all of Airlines’ fuel purchasing requirements under the Continental CPA.  Under the Amended Continental CPA, Continental no longer charges us for these services.  Currently, our administrative services agreement with Continental is limited to technology associated with the Continental infrastructure, minimal HR support related to some employee travel benefits and real estate services as necessary to support our Continental Express flying.

            In addition, we have a tax agreement with Continental that provides, among other things, for our payment of all or a significant portion of the tax benefits we realize as a result of an internal reorganization performed before our initial public offering in 2002.  Since our initial public offering, we have made net payments of approximately $122.5 million to Continental under the tax agreement and could pay Continental as much as an additional $234.6 million through 2017.  See Note 10 to our consolidated financial statements for a detailed discussion of our income taxes and our tax agreement with Continental.

            Contract Flying – Delta CPA

            During 2008, we averaged over 35 daily departures and offered scheduled passenger service to over 20 destinations in North America.  We generated $43.8 million of revenue from January through August 2008.

            The Delta CPA was scheduled to end on the second anniversary of each aircraft’s in-service date (June 2009); however, Delta and ExpressJet mutually agreed in July 2008 to terminate this agreement effective September 2, 2008.  Delta agreed to compensate us in August 2008 for costs incurred as a result of the early termination.  On October 2, 2008, we transitioned the 10 aircraft previously operating within the Delta CPA back to our continuing operations.

            Contract Flying – Corporate Aviation

            We expanded our Corporate Aviation division to 30 aircraft in 2008.  These aircraft are now dedicated to existing and new long-term agreements and ad-hoc charter service arrangements.  Our Corporate Aviation division continues to focus on corporate shuttles, entertainment / sports, and government businesses.  As of December 31, 2008, our Corporate Aviation division has contracted with seven customers with long-term agreements spanning the next 12 months.  Certain Corporate Aviation customers typically prepay deposits for flights based on a percentage of estimated charges to be incurred.  These prepayments are held in escrow and recorded as restricted cash and deferred revenue until the flights are completed.  At that time we recognize the associated revenue and release the funds from escrow into our cash account.

            Corporate Aviation’s goal is to provide group travelers a comfortable, cost-effective and fully customizable travel experience that is unmatched by our competitors.  Additionally, our objective is to make jet charter the ultimate and most satisfying solution to getting people where they need to be.  We are providing such travel solutions to corporations, including other air carriers from time to time, collegiate athletic departments, sports franchises, government entities, hospitality companies and others.  Our pricing structure is based on a contracted fee plus reconciliation payments for uncontrollable costs (including items such as fuel and deicing) for the full amount from which actual costs differ from estimates.

            The aircraft are flown under Airlines’ operating certificate issued by the FAA.

            We understand that every group travel situation is different.  Therefore, we have reconfigured our aircraft and are currently offering two different seat-configurations on our Corporate Aviation division fleet.

•	Our 41-seat passenger jet provides additional space for the customer. The seats in this configuration provide a 38-inch pitch, which is equivalent to a first class seat in a Boeing 737-800.
•	Our 50-seat passenger jet allows for larger groups, which helps maximize travel efficiency.

            All of our seats are leather, memory foam cushioned seats and include XM Satellite Radio with over 100 channels of audio entertainment.  In addition to our basic amenities (such as providing blankets to each passenger and standard catering) customized flight service options give customers an opportunity to create a unique flight experience.

            We generated $39.8 million in revenue as of December 31, 2008, and anticipate that revenues will continue to grow in this division as we continue to establish long-term relationships which should result in greater predictability in this operation.

            Branded Flying

            ExpressJet Brand & Delta Prorate.  Our year ended December 31, 2008 was one of transition.  During the year we dramatically reshaped our business in order to adapt to the unprecedented high fuel costs and other challenges facing the industry.  As part of the transition, we suspended our Branded Flying operations.  Furthermore, we mutually agreed with Delta to terminate the Delta Prorate effective September 2, 2008.  In connection with these capacity reductions and the transition of 39 aircraft back to Continental, we incurred total special charges of $22.4 million, including aircraft ($2.1 million), employee reductions ($19.2 million) and certain other charges ($1.1 million).  These amounts were offset by $18 million related to terminations payments and adjustments to our air traffic liability due to the cessation of Branded Flying.

            Aviation Services

            Aviation Services includes our ground-handling services pursuant to our contracts with Continental and other airlines at airport locations across the United States, as well as Services.  We will continue to leverage our operational expertise developed from this business segment to cost-effectively serve our current customers and attract new customers.

            Our 2009 Outlook

            General

            Many factors could materially affect our results of operations; 2009 will be a challenging year for us.  Among the most significant factors outside our control are economic conditions, possible industry consolidation and further capacity cuts from major network carriers.

            The U.S. economy is in a recession.  The airline industry is highly cyclical, and the growth in demand for air travel is correlated to the growth in the U.S. and global economies.  A prolonged economic recession and further capacity cuts from network carriers could have an adverse effect on our results of operations and financial condition.

            In 2009, our focus is primarily on factors within our control, including:

•	controlling our internal costs, such as crew, wages and outside services costs;
•	managing our working capital through partnering with our suppliers and pursuing receivable collections diligently;
•	managing our existing charter customers and promoting additional services;
•	negotiating additional longer-term contracts for our corporate charters; and
•	continuing to deliver consistent and reliable services in our capacity flying with Continental.

            Absent a combination of adverse factors outside of our control, such as a significant further deterioration of the U.S. economy, Continental’s inability to pay us pursuant to the terms of the existing capacity purchase agreement, or industry consolidation, which could result in the formation of one or more airlines with greater financial resources than ours to compete more aggressively in the markets we operate, we expect to breakeven or have slight positive cash contribution from our operations in 2009.  We continue to seek to stimulate demand for our charter flying with corporations, entertainment entities, casinos and other frequent group travelers.

            As of December 31, 2008, our available liquidity, including restricted and unrestricted cash, and our ARS, was $119.4 million.  In early 2008, we invested approximately $65 million in ARS which are primarily backed by student loans that are guaranteed by the U.S. government and have AAA long-term ratings from Moody’s and Standard & Poor’s.  The fair value of our ARS was $41.4 million as of December 31, 2008.  For a detailed list of our current ARS, please see Exhibit 10.14.  The securities are held at Citigroup Global Markets, Inc., Banc of America Securities, LLC and Royal Bank of Canada Capital Markets.  While the contractual maturities of the underlying securities within these ARS fall primarily in years maturing after 2030, each security has a reset period of either seven or 28 days.  Beginning February 11, 2008, auctions for these securities were not successful, resulting in our continuing to hold them and the issuers paying interest.  Additionally, during the fourth quarter 2008, two of our ARS holdings were sold at nominal discounted rates, resulting in approximately $9.9 million being reclassified as unrestricted cash.

            Subsequent to year-end, we monetized $4.2 million of our ARS holdings for 87.5% of the securities face value.  We continue to monitor the ARS market and will aggressively pursue monetizing the assets at or near face value through additional market transactions and recently initiated litigation against Royal Bank of Canada related to such investments brokered by the firm.

            We believe that our existing liquidity, projected 2009 cash flows, including the incremental sources of liquidity described above, if needed, will be sufficient to fund current operations and our financial obligations through the year ending December 31, 2009.  However, as noted above, factors outside our control may dictate that we alter our current plans and expectations.

            Future Costs

            We remain committed to providing competitively priced services by controlling our costs; however, we believe that our costs are likely to increase in the future due to:

•	changes in wages, salaries and related fringe benefit costs, including changes to our self-insured medical and workers compensation costs;
•	aging of our fleet, resulting in higher aircraft maintenance costs;
•	changes in the costs of materials and outside services, including our information technology costs;
•	changes in governmental regulations, insurance and taxes affecting air transportation and the costs charged for airport access, including new security requirements; and
•	financing costs in order to satisfy any operating and/or financial obligations.

            In the long term, failure to control our costs would prevent us from remaining competitive and reduce our ability to limit losses including the opportunities to attract additional corporate customers or to survive a prolonged economic downturn.

Critical Accounting Policies and Estimates

            Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles.  The preparation of these financial statements requires us to make estimates and judgments that affect reported amounts and related disclosures.  We have identified the accounting policies and estimates below as critical to our business operations and understanding of our results of operations.  The SEC has defined critical accounting policies and estimates as the ones that are most important to the presentation of a Company’s financial condition and results and require the Company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain.  For all of these estimates, we caution that future events rarely develop exactly as forecasted, and the best estimates routinely require judgment.  The discussion below is not intended to be a comprehensive list of our accounting estimates and policies.  For a detailed discussion on the application of our accounting policies, see Note 1 to our consolidated financial statements.

Description	Judgments and Uncertainties	Effect if Actual Results Differ from Assumptions

Revenue Recognition

Contract Revenues.  We recognize our operating revenue under contractual arrangements, such as the Continental CPA and Delta CPA, pursuant to the terms of the contracts.  Operating revenues from these contracts have been classified as passenger revenue.  Under the Amended Continental CPA, we derive our revenue based on fixed block hour rates multiplied by the block hours flown for the period thereby reducing or eliminating the risk of misinterpretation of the agreement.

Contract Revenues. We recognize as revenue compensation received from Continental for reimbursement of our fixed costs as such amounts are deemed non-refundable, nor subject to credit risk.

Contract Revenues.  Related to the Amended Continental CPA, we also entered into a settlement agreement with Continental to release the parties’ claims at the time of the agreement to amend the then existing capacity purchase agreement, relating to certain identified payments under such capacity purchase agreement, including disputes previously disclosed as possible matters for arbitration.   As such, the revenue recognized under the Continental CPA through June 30, 2008 is not subject to dispute.

Spare Parts and Supplies

Inventories, expendable parts and supplies relating to flight equipment are carried at average acquisition cost and are expensed when used.  Inventories are carried at the lower of amortized cost or net realizable value.  The adequacy of our allowance for obsolescence requires a high degree of judgment.

Our allowance for obsolescence related to inventory is provided over the remaining useful life of the related aircraft, plus allowance for spare parts currently identified as excess.  Part of the calculation for this reserve is based on historical experience.  In addition, we may reserve for additional obsolescence when current available market data indicate a decline in the fair value of parts or if we deem parts as excess inventory.

As of December 31, 2008, our allowance for obsolescence related to our spare parts and supplies was approximately $12.9 million.

Goodwill and Intangible Assets

Under Statement of Financial Accounting Standard No. 142–“Goodwill and Other Intangible Assets” (“SFAS 142”), intangible assets can have either finite or indefinite useful lives.  Our critical accounting estimate is related to our “Reorganization Value in Excess of Amounts Allocable to Identifiable Assets,” which has indefinite useful life.  Under SFAS 142, goodwill and intangible assets with indefinite useful lives should be tested at least annually for impairment.  Factors considered important when determining the impairment of reporting segments under SFAS 142 include items affecting the cash flows of the reporting segments; the reporting segments’ operational performance versus market expectations; the reporting segments’ performance compared to peers within the industry; the marketplace for and identification of the intangible asset of the reporting segments; significant changes in the underlying business strategy or operational environment; material ongoing industry or economic trends; or other factors specific to the asset or reporting segments being evaluated.  Any changes in the key assumptions about the business and its prospects, or changes in market conditions or other externalities could result in an impairment charge.

For our SFAS 142 analysis, we have identified that our “Reorganization Value in Excess of Amounts Allocable to Identifiable Assets” is associated with our Contract flying business segment.  Additionally, we employed a discounted cash flow approach, a market multiple approach and an acquisition approach for Contract flying.  The discounted cash flow approach considers our expected cash generation capabilities, and the market–multiple approach and the acquisition approach analyzes similar companies or transactions within the industry to derive multiples for the Company.

Reorganization Value in Excess of Amounts Allocable to Identifiable Assets is allocated to our Contract flying segment.  Due to the changed economics associated with the Amended Continental CPA, we performed an impairment analysis under SFAS 142 in 2008 and concluded that the Reorganization Value in Excess of Amounts Allocable to Identifiable Assets was fully impaired and we recorded a non-cash charge of $12.8 million.  The impairment charge is reflected in the line “Impairment of fixed assets and goodwill” on our consolidated statement of operations for the year ended December 31, 2008.

Fair Value Measurements

Cash and Short-term Investments.  Statement of Financial Accounting Standard No. 157, Fair Value Measurements (SFAS 157) provides a consistent definition of fair value which focuses on exit price and prioritizes, within a measurement of fair value, the use of market based inputs over entity-specific inputs.  SFAS 157 also establishes a three-level hierarchy for fair value measurements based on the transparency of inputs to the valuation of an asset or liability as of the measurement date.  As of December 31, 2008 we held cash equivalents and short-term investments in ARS that were required to be measured at fair value.  We determine the fair value of our cash equivalents using a market approach.  The market approach used prices and other relevant information generated by market transactions involving identical assets.  We determine fair value for our ARS based on inputs which are unobservable and significant to the fair value measurement such as the timing of expected future cash flows, underlying collateralization, creditworthiness of the counterparties, and a discount rate that accounts for relevant market conditions

Cash and Short-term Investments.  Currently, there is not an active market for our ARS, accordingly; we determine fair value using a discounted cash flow model. Our model contains uncertainties because it requires management to make assumptions and to apply judgment to estimate discount rates, anticipated maturity, industry and economic factors and other key metrics

Cash and Short-term Investments.  In February 2008, we invested $65 million in ARS which are classified as available-for-sale securities and are held at fair value.  In accordance with SFAS 157, we recorded an other-than-temporary impairment of $13.7 million. A 10% change in our impairment assessment would have decreased net loss for the year ended December 31, 2008 by $1.4 million.  We consistently applied the fair value approach to our ARS throughout 2008 and recorded $0.5 million in net unrealized loss to other comprehensive income.

Convertible Secured Notes.

As referred to in Note 1 to our consolidated financial statements, our convertible notes have been accounted for pursuant to FSP APB 14-1 in which the liability and equity components are separately accounted for to reflect an estimated effective interest rate as if the debt instrument had been issued on a standalone basis.   This resulting discount is amortized over the expected term of our Convertible Secured Notes, or through 2011.  Any gains or losses upon extinguishment or derecognition are recorded in the period they occur.

We determine the estimated value of the liability component based on market information for standalone debt instruments which is subject to significant judgment due to the current credit crisis.

In 2008, we amended the indenture governing the Convertible Secured Notes which triggered us to record an adjustment to additional paid-in capital and a debt discount of $27.8 million in accordance with FSP APB 14-1.  The debt discount will be amortized over the life of the new instrument up to the first date at which we may be required to repurchase the notes in August 2011, resulting in a decrease to non-operating income.  In addition, the tender offer in August 2008 for our Original 4.25% Convertible Notes due 2023 (the “tender offer”) and repurchases of our convertible notes resulted in gains on extinguishment of debt of $29.9 million within the scope of FSP APB 14-1.  Such gains were calculated as the difference between the fair value of the liability component immediately prior to extinguishment and its book value.

Long-Lived Assets

Long-lived assets, primarily consisting of investments in other entities and flight and ground equipment assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  When evaluating long-lived assets for potential impairment, we first compare the carrying value of the asset’s estimated future undiscounted cash flows.  If the estimated future cash flows are less than the carrying value of the asset, we calculate an impairment loss.  The impairment loss calculation compares the carrying value of the asset to the asset’s estimated fair value.  We recognize an impairment loss if the amount of the asset’s carrying value exceeds the asset’s estimated fair value.  If we recognize an impairment loss, the adjusted carrying amount of the asset becomes its new cost basis and, if applicable, will be depreciated over the remaining useful life of that asset.

Long-Lived Assets Our impairment loss calculations contain uncertainties as they require management to make assumptions and to apply judgment to estimate future cash flows and asset fair values.

Long-Lived Assets

We have consistently applied our impairment loss methodology during the past three fiscal years.   As a result of our impairment tests in 2008 we recorded impairment charges of $15.8 million to write the long-lived assets to their estimated fair values.  The assets impaired were determined to have no value so no portion of the impairment charge will result in future cash expenditures.

Income Taxes

We record a valuation allowance against our deferred tax assets when we conclude it is more likely than not that we will be unable to generate adequate taxable income of the appropriate character, to utilize such assets.  The tender offer and partial redemption in August 2008 of the 4.25% Convertible Notes due 2023 caused us to trigger a change in ownership limitation under Section 382 of the Internal Revenue Code in August 2008.  Due to the decrease in our market capitalization, the Section 382 change triggered in August 2008 resulted in our conclusion that it was more likely than not that we would not be able to utilize our deferred tax assets due to this limitation and therefore we recorded an increase of $19.3 million to the valuation allowance.

Income Taxes

This determination requires management to make judgments regarding expectations of future taxable income.  The Section 382 limitation may impact payments due or refundable under the tax agreement with Continental because the certain deductions that are limited under Section 382 are the same tax attributes that drive our payment obligations under the tax agreement.

Income Taxes If amounts are deemed recoverable under the tax agreement, then an adjustment may be required to reduce our valuation allowance.

            In addition to our critical accounting estimates and policies described above, we made other estimates that, while not involving the same degree of judgment, are important to understanding our financial statements.  In general, we base our estimates on historical experience, information from third-party professionals and various other assumptions that we believe are reasonable under the circumstances.  We continually evaluate our accounting policies and the estimates used to prepare our consolidated financial statements.  Our estimates as of the date of the financial statements reflect our best judgment after giving consideration to all currently available facts and circumstances.  As such, actual results may differ significantly from these estimates and may require adjustment in the future as additional facts become known or as circumstances change.

            We have discussed the development and selection of these critical accounting policies and estimates with the Audit Committee of our Board of Directors, and the Committee has reviewed the disclosures presented above.

Operations Review

            Under the terms of the Amended Continental CPA, we are not reimbursed for certain costs, primarily fuel, aircraft rent and certain ground handling services, which were previously recorded as revenue.  Accordingly revenues from July 1, 2008 forward under our contract flying with Continental are different than prior to the Amended Continental CPA.  Additionally in September 2008, we ceased our Branded Flying which began in April 2007.  Accordingly, results between 2008 and 2007 are not comparable.

            Selected Financial Information

As discussed in Note 1 to our consolidated financial statements, our consolidated financial statements for each period presented have been adjusted for the retrospective application of FSP APB 14-1.

	Year Ended December 31,

	2008	Increase/ (Decrease) 2008-2007	2007	Increase/ (Decrease) 2007-2006	2006

	(In thousands, except per share data and increase/decrease %’s)
Statement of Operations Data:
Operating revenue	$1,318,213	(21.8%)	$1,685,545	0.2%	$1,682,156
Operating expenses	1,434,668	(20.0%)	1,792,416	16.3%	1,541,085
Operating income (loss)	(116,455)	9.0%	(106,871)	n/m	141,071
Nonoperating income (expense), net	18,882	n/m	(10,292)	n/m	(4,379)
Net Income (loss)	(90,280)	18.4%	(76,241)	n/m	86,511
Basic earnings (loss) per share	(8.01)	(43.6%)	(14.20)	n/m	16.06
Diluted earnings (loss) per share	(8.01)	(43.6%)	(14.20)	n/m	15.65

            Statistical Information

	Year Ended December 31,

	2008	Increase/ (Decrease) 2008-2007		2007	Increase/ (Decrease) 2007-2006		2006

Operating Statistics:
Revenue passenger miles (millions) (1)	9,564	(5.0%)		10,071	(2.2%)		10,297
Available seat miles (millions) (2)	12,606	(7.1%)		13,575	2.8%		13,200
Passenger load factor (3)	75.9%	1.7	pts	74.2%	(3.8	pts)	78.0%
Operating cost per available seat mile (cents) (4)	11.38	(13.8%)		13.20	13.1%		11.67
Block hours (5)	828,840	(9.6%)		916,756	n/m		916,718
Operating cost per block hour (dollars) (6)	1,731	(11.5%)		1,956	16.4%		1,681
Departures	433,289	(11.5%)		489,489	(0.4%)		491,598
Average price per gallon of fuel, including fuel taxes (cents) (7)	132.00	32.0%		100.00	40.4%		71.20
Fuel gallons consumed (millions)	172.9	(46.5%)		323.2	1.3%		319.1
Average length of aircraft flight (miles)	594	4.4%		569	3.6%		549
Average daily utilization of each aircraft (hours) (8)	8.50	(7.3%)		9.17	(0.8%)		9.24
Completion factor	97.4%	(0.2	pts)	97.6%	(0.3	pts)	97.9%
Revenue passengers (thousands)	15,629	(10.0%)		17,365	(4.4%)		18,173
Actual aircraft in fleet at end of period	244	(10.9%)		274	0.0%		274

(1)	Revenue passenger miles are the number of scheduled miles flown by revenue passengers.
(2)	Available seat miles are the number of passenger seats available multiplied by the number of scheduled miles those seats are flown.
(3)	Passenger load factor equals revenue passenger miles divided by available seat miles.
(4)

Operating cost per available seat mile is operating costs divided by available seat miles.  The reimbursable expenses are different under the terms of the Amended Continental CPA versus the Original Continental CPA, and therefore costs are inconsistent with prior periods, beginning July 2008.

(5)	Block hours are the hours from gate departure to gate arrival.
(6)	Operating cost per block hour is operating costs divided by block hours.
(7)

Under the Amended Continental CPA, Continental is responsible for the cost of providing fuel for all flights and, therefore, effective July 1, 2008, fuel expense is no longer included in our statements of operations for our Continental Express flying.  Prior to July 1, 2008 fuel cost used in calculations includes cost of fuel and related fuel tax.  Airlines incurred fuel expense and fuel tax equal to the lower of the actual cost or the agreed-upon caps of 66.0 cents and 5.2 cents per gallon, respectively, based on our fuel purchase agreement with Continental.  In 2007, our fuel activity included purchases to support our various business platforms outside of the Continental CPA.  These purchases were executed through an agreement with an independent third party at an average price per gallon of $2.43, which represents 16.7% of our total fuel consumption for 2007.

(8)	Average daily utilization of each aircraft is the average number of block hours per day that an aircraft is operated.

            We monitor the statistical information above closely to ensure that we are continually focused on our operational efficiencies and cost control.

            The following discussion provides an analysis of our results of operations and reasons for any material changes for the periods indicated.

            Comparison of 2008 to 2007

            Operating Revenue and Segment Profit / (Loss)

            The table below (in millions, except percentage data) sets forth the changes in revenue, direct segment costs and segment profit (loss) from 2008 to 2007.  Before 2007 we did not have any segments that were deemed material.  As such, revenues and costs are shown in Contract Flying only.  A significant portion of our operating expenses and infrastructure is integrated across segments (e.g., for maintenance, non-airport facility rentals, outside services, general and administrative expenses) in order to support our entire fleet of 244 aircraft; therefore, we do not allocate these costs to the individual segments identified above, but evaluate them for our consolidated operation.  We believe that the presentation of our consolidated shared costs and transition costs is consistent with the manner in which these expenses are reviewed by our chief operating decision makers.  These costs are included as a part of the analysis of our operating expenses below.  As discussed in Note 1 to our consolidated financial statements, our consolidated financial statements for each period presented have been adjusted for the retrospective application of FSP APB 14-1.

	Fiscal Year

	2008	Total Revenue %	2007	Total Revenue %	Increase/ (Decrease)	Change %

Revenue from customers:
Contract Flying	$1,059.3	80.4%	$1,471.5	87.3%	$(412.2)	(28.0)
Branded Flying	222.0	16.8	180.5	10.7	41.5	23.0
Aviation Services	43.8	3.3	41.0	2.4	2.8	6.8
Eliminations	(6.9)	(0.5)	(7.5)	(0.4)	0.6	8.0
Total revenue from customers	1,318.2	100.0	1,685.5	100.0	(367.3)	(21.8)
Direct segment costs:
Contract Flying	792.6	60.1	1,128.5	67.0	(335.9)	(29.8)
Branded Flying	289.9	22.0	295.1	17.5	(5.2)	(1.8)
Aviation Services	23.8	1.8	25.4	1.4	(1.6)	(6.3)
Eliminations	(6.9)	(0.5)	(7.5)	(0.4)	0.6	8.0
Total direct segment costs	1,099.4	83.4	1,441.5	85.5	(342.1)	(23.7)
Segment profit / (loss)	218.8	16.6	244.0	14.5	(25.2)	(10.3)
Special charges (1)	(43.2)		—
Other shared expenses, including transition costs	(292.1)		(350.9)
Gain on extinguishment of debt	29.9		0.9
Settlement of fuel contracts (2)	23.1		—
Impairment charge on investments	(21.5)		(7.0)
Amortization of debt discount	(10.5)		(11.2)
Interest expense	(9.1)		(8.5)
Interest income	5.8		15.7
Capitalized interest	0.8		1.3
Equity investments loss, net	(1.3)		(1.3)
Other, net	1.7		(0.2)
Loss before income taxes	(97.6)		(117.2)
Income tax benefit (expense)	7.3		41.0
Net Loss	(90.3)		(76.2)

(1)	The $43.2 million in special charges consists of $29.7 million and $13.5 million related to suspension of our Branded Flying and Contract Flying segments, respectively.
(2)	The $23.1 million received for settlement of fuel contracts relates to the Branded Flying segment.

            The table below (in millions, except percentage data) sets forth the segment profit (loss) in 2008 and 2007 for each segment.

	Contract Flying		Branded Flying		Aviation Services

	2008	Total Revenue %	2008	Total Revenue %	2008	Total Revenue %

Revenue from customers:	$1,059.3	100.0	$222.0	100.0	$43.8	100.0
Direct segment costs:	792.6	74.8	289.9	130.6	23.8	54.4
Segment profit / (loss)	266.7	25.2	(67.9)	(30.6)	20.0	45.6

	Contract Flying		Branded Flying		Aviation Services

	2007	Total Revenue %	2007	Total Revenue %	2007	Total Revenue %

Revenue from customers:	$1,471.5	100.0	$180.5	100.0	$41.0	100.0
Direct segment costs:	1,128.5	76.7	295.1	n/m	25.4	62.0
Segment profit / (loss)	343.0	23.3	(114.6)	n/m	15.6	38.0

            Contract Flying.   The decrease in operating revenue and expenses within our Contract Flying segment is primarily due to new terms under the Amended Continental CPA which became effective July 1, 2008.  Prior to July 1, 2008, Airlines was entitled to receive payment for each block hour that Continental scheduled it to fly and was based on a formula designed to provide Airlines with a target operating margin of 10%.  The Amended agreement provides payments to us at a pre-determined rate based on block hours flown that are considerably lower than the rates under the original agreement.  Likewise, under the Amended Continental CPA, Continental is responsible for the cost of providing fuel for all flights and for paying aircraft rent for all aircraft covered by the Amended Continental CPA and, therefore, these items are not included in our statements of operations for the quarter-ended September 30, 2008 and thereafter.  In addition, Delta and ExpressJet mutually agreed in July 2008 to terminate their CPA effective September 2, 2008.

            Branded Flying.  We began Branded Flying on April 2, 2007 and ended operations September 2, 2008.  In July 2008, we announced we would suspend flying under the ExpressJet brand and Delta Prorate agreement effective September 2008 due to record high fuel prices that made the Branded Flying operations impossible to sustain.  We were not profitable in this operation in 2008 or 2007.  Revenues from this flying were approximately 17% of our total operating revenue for 2008 and slightly less than 11% of our total operating revenue for 2007.  Average load factor within this segment was 69.1% in 2008 versus 55.7% in 2007.  In spite of seeing improvements in operations in 2008 over 2007, unprecedented high fuel costs continued to be the driving force in determining Branded Flying’s profitability and as such we chose to suspend the operations.  We recognized $18 million in revenue as a result of the suspension of operations due to adjustments to our air traffic liability, frequent flier plan and certain termination payments.

            Aviation Services.   In 2008, Aviation Services had a segment profit margin of 45.6%, up from 38% in 2007.  This increase is due primarily to additional ground handling contracts secured at more favorable rates than in 2007.

            Operating Expenses

            The table below (in million, except percentage data) sets forth the changes in operating expenses from 2008 to 2007.

	Fiscal Year

	2008	Total Revenue %	2007	Total Revenue %	Increase / (Decrease)	Change %

Wages, salaries, and related costs	$397.5	30.2	$437.6	26.0	$(40.1)	(9.2)
Aircraft fuel and related taxes	228.0	17.3	323.2	19.2	(95.2)	(29.5)
Aircraft rentals	197.1	15.0	344.2	20.4	(147.1)	(42.7)
Maintenance, materials and repairs	197.4	15.0	202.5	12.0	(5.1)	(2.5)
Other rentals and landing fees	96.2	7.3	119.2	7.1	(23.0)	(19.3)
Ground handling	59.6	4.5	97.2	5.8	(37.6)	(38.7)
Outside services	48.6	3.7	58.3	3.5	(9.7)	(16.6)
Marketing and distribution	25.7	1.9	31.4	1.9	(5.7)	(18.2)
Depreciation and amortization	33.4	2.5	30.0	1.8	3.4	11.3
Impairment of fixed assets and goodwill	20.8	1.6	—	—	20.8	n/m
Special charges	22.4	1.7	—	—	22.4	n/m
Other operating expenses	108.0	8.2	148.8	8.8	(40.8)	(27.4)
Total operating expenses	1,434.7	n/m	1,792.4	n/m	(357.7)	(20.0)

            Wages, salaries & related costs decreased 9.2% from 2007 to 2008 primarily due to head count reduction in our work force related to the suspension of Branded Flying operations.  Additionally certain wage concessions were agreed to in 2008 under some of Airlines’ collective bargaining agreements and bonus plans were trimmed for 2008 due to our continuing losses.

            In the future, we anticipate that our wages, salaries and related costs may be affected by the following factors:

•	wage increases to incentivize key personnel to remain with us as we continue to stabilize our Company;
•	wage rate increases in accordance with our collective bargaining agreements as a result of higher seniority of our work force; and
•	projected increases in health and medical benefit costs.

            Aircraft fuel and related taxes decreased 29.5% primarily due to new terms under the Amended Continental CPA which became effective July 1, 2008.  Prior to July 1, 2008, our fuel price, including related fuel taxes, was capped at 71.20 cents per gallon under the original Continental CPA.  Under the Amended Continental CPA, Continental is responsible for the cost of providing fuel for all aircraft covered by the Amended Continental CPA and, therefore, the related expense is no longer included in our statements of operations.

            Aircraft rentals  decreased 42.7% primarily due to new terms under the Amended Continental CPA which became effective July 1, 2008.  Under the Amended Continental CPA, Continental is responsible for paying aircraft rent for all aircraft under that arrangement and, therefore, the related expense is no longer included in our statements of operations.  In addition, lease payments for the 30 aircraft operating outside of the Amended Continental CPA are contracted at significantly lower rates than previous years.

            Other rentals and landing fees decreased 19.3% from 2007 to 2008.  Airport facilities and landing fees expense was down due to decrease in contract flying in 2008 and changes due to new CAL CPA effective July 1, 2008.  Outside simulator rent was significantly higher in 2007 due to the start-up of the new lines of business and the need to train additional staff.

            Ground Handling decreased 38.7% primarily due to new terms under the Amended Continental CPA which became effective July 1, 2008.  Under the Amended Continental CPA, Continental is responsible for ground handling for all Continental managed stations.  In addition, under the Amended Continental CPA, Continental is responsible for the cost of providing fueling services for all aircraft covered by the Amended Continental CPA and, therefore, the related ground handling and aircraft servicing expense is no longer included in our statements of operations.

            Outside services decreased 16.6% from 2007 to 2008 primarily due to a decrease in expenses incurred to support our diversification strategy in 2007 and a reduction of approximately 50% in CAL admin fees earned in 2008.  This fee was cancelled in the Amended Continental CPA.

            Marketing and distribution decreased 18.2% primarily due to the suspension of flying under our ExpressJet brand and Delta pro-rate arrangement effective September 2, 2008.  All marketing and distribution cost for aircraft operating within the Continental CPA is incurred by Continental.

            Depreciation and amortization  increased 11.3% from 2007 to 2008.  This increase is primarily due to the full year impact of capital additions and improvements incurred in prior years as we ramped up for new operations.  The increase was partially offset by the reduced depreciation associated with our suspension of Branded Flying as we impaired $8 million of capital assets used to support these operations,

            Impairment charges on fixed assets and goodwill increased $20.8 million primarily due to a $12.8 million non-cash impairment of goodwill related to the Continental CPA, and a $8.0 million non-cash impairment to write-off certain capital assets, primarily non-moveable equipment, building and aircraft improvements.  Similar impairment charges did not occur in 2007.

            Special charges increased $22.4 million primarily due to the suspension of flying under our branded commercial passenger flight operations and our capacity purchase and pro-rate agreements with Delta Airlines in September 2008.  In connection with these capacity reductions and the transition of up to 39 aircraft back to Continental, we incurred special charges of $21.7 million related to aircraft, employee reductions and certain other charges in addition to a $0.7 million non-cash charge related to previously disputed base closure costs associated with the original Continental CPA.  Similar impairment charges did not occur in 2007.

            Other operating expenses decreased by 27.4% in 2008 as compared to 2007 primarily due to the suspension of operations announced July 2008 for certain business lines.  Employee related expenses such as per diem, travel & relocation, and hotels declined in relation to the reduction in employee head count.  Passenger services and catering related expenses declined as the suspended business operations wound down.

            Non-Operating Expenses

            The table below (in millions, except percentage data) sets forth the changes in non-operating expenses from 2008 to 2007.

	Fiscal Year

	2008	Total Revenue %	2007	Total Revenue %	Increase / (Decrease)	Change %

Gain on extinguishment of debt	$29.9	2.3	$0.9	0.1	$29.0	n/m
Settlement of fuel contracts	23.1	1.8	—	—	23.1	n/m
Impairment charge on investments	(21.5)	(1.6)	(7.0)	(0.4)	(14.5)	n/m
Amortization of debt discount	(10.5)	(0.8)	(11.2)	(0.7)	0.7	(6.3)
Interest expense	(9.1)	(0.7)	(8.5)	(0.5)	(0.6)	7.1
Interest income	5.8	0.4	15.7	0.9	(9.9)	(63.1)
Capitalized interest	0.8	0.1	1.3	0.1	(0.5)	(38.5)
Equity investment loss	(1.3)	(0.1)	(1.3)	(0.1)	—	n/m
Other, net	1.7	—	(0.2)	—	1.9	n/m
Total non-operating expenses	18.9	1.4	(10.3)	(0.6)	29.2	n/m

            Gain on extinguishment of debt was $29.9 million in 2008 and $0.9 million in 2007 as accounted for under FSP APB 14-1.  The gains were calculated based on allocations of the fair value of the consideration issued in the tender offer and other repurchases of our convertible notes between the liability and equity components as compared to book value.

            Settlement of fuel contracts $23.1 million as we recorded the sale of our fixed forward purchase contracts for periods subsequent to September 2, 2008.

            Impairment charge on investments was $21.5 million for 2008 as compared to $7.0 million for 2007.  A $13.7 million impairment was recorded on our ARS investment in 2008.  The need to record an other-than-temporary decline in valuation was caused by the uncertainty in the ARS market and the fact we may need to liquidate these investments before it recovers. Impairments on our equity investments of $7.8 million and $7.0 million were recognized during 2008 and 2007, respectively.  We review our investments in unconsolidated affiliates for impairment whenever events or changes in business circumstances indicate that the carrying amount of the investments may not be fully recoverable. See Note 1 to our consolidated financial statements for further information on our ARS and Note 6 to our consolidated financial statements for further discussion of the equity impairments.

            Amortization of debt discount  represents amortization of the debt discounts recorded primarily under FSP APB 14-1.  The remaining debt discount will be charged to non-operating income until August 2011, the next put date of our 11.25% Convertible Secured Notes due 2023.

            Interest income decreased primarily due to the volume of cash invested as well as decreases in the rate of interest earned.

Comparison of 2007 to 2006

            Operating Revenue and Segment Profit / (Loss)

            The table below (in millions, except percentage data) sets forth the changes in revenue, direct segment costs and segment profit (loss) from 2007 to 2006.  Before 2007 we did not have any segments that were deemed material.  As such, revenues and costs are shown in Contract Flying only.  A significant portion of our operating expenses and infrastructure is integrated across segments (e.g., for maintenance, non-airport facility rentals, outside services, general and administrative expenses) in order to support our entire fleet of 274 aircraft; therefore, we do not allocate these costs to the individual segments identified above, but evaluate them for our consolidated operation.  Additionally, due to the transition of our 69 aircraft released from the Continental CPA in 2007, we incurred approximately $13.6 million in transition expenses associated with painting, maintenance modifications and training to ready our operation for flying outside of the Continental CPA.  These costs were not included in our measurement of segment profitability as they are expected to be nonrecurring.  We believe that the presentation of our consolidated shared costs and transition costs is consistent with the manner in which these expenses are reviewed by our chief operating decision makers.  These costs are included as a part of the analysis of our operating expenses below.  As discussed in Note 1 to our consolidated financial statements, our consolidated financial statements for each period presented have been adjusted for the retrospective application of FSP APB 14-1.

	Fiscal Year

	2007	Total Revenue %	2006	Total Revenue %	Increase/ (Decrease)	Change %

Revenue from customers:
Contract Flying	$1,471.5	87.3	$1,686.4	100.2	$(214.9)	(12.7)
Branded Flying	180.5	10.7	—	—	180.5	n/m
Aviation Services	41.0	2.4	—	—	41.0	n/m
Eliminations	(7.5)	(0.4)	(4.2)	(0.2)	(3.3)	78.6
Total Revenue from customers	1,685.5	100.0	1,682.2	100.0	3.3	0.2
Direct segment costs:
Contract Flying	1,128.5	67.0	1,245.0	74.0	(116.5)	(9.4)
Branded Flying	295.1	17.5	—	—	295.1	n/m
Aviation Services	25.4	1.4	—	—	25.4	n/m
Eliminations	(7.5)	(0.4)	(4.2)	(0.2)	(3.3)	78.6
Total Direct segment costs	1,441.5	85.5	1,240.8	73.8	200.7	16.2
Segment profit / (loss)	244.0	14.5	441.4	26.2	(197.4)	(44.7)
Shared expenses, including transition costs	(350.9)		(300.3)
Gain on extinguishment of debt	0.9		—
Impairment charge on investments	(7.0)		—
Amortization of debt discount	(11.2)		(9.8)
Interest expense	(8.5)		(7.3)
Interest income	15.7		14.7
Capitalized interest	1.3		0.3
Equity investments loss, net	(1.3)		(2.0)
Other, net	(0.2)		(0.3)
Income (Loss) before income taxes	(117.2)		136.7
Income tax benefit (expense)	41.0		(50.2)
Net Income (Loss)	(76.2)		86.5

            The table below (in millions, except percentage data) sets forth the segment profit (loss) in 2007 for each segment.  Before 2007 we did not have segments that were deemed material.  As such, a similar table for 2006 is not presented.

	Contract Flying		Branded Flying		Airport Services

	2007	Total Revenue %	2007	Total Revenue %	2007	Total Revenue %

Revenue from customers:	$1,471.5	100.0	$180.5	100.0	$41.0	100.0
Direct segment costs:	1,128.5	76.7	295.1	n/m	25.4	62.0
Segment profit / (loss)	343.0	23.3	(114.6)	n/m	15.6	38.0

            Contract Flying.   Our decrease in operating revenue for contract flying is primarily due to the withdrawal of 69 aircraft from the Continental CPA.  This decrease was partially offset by commencing contract flying under the Delta CPA and charter flying in 2007.

            Since a substantial portion of Airlines’ costs under the Continental CPA are reconciled for differences between actual costs and estimated costs included in block hour rates at a 10.0% operating margin (see Item 1. Business – Continental Capacity Purchase and Other Agreements for further discussion of the details related to this cost reconciliation), if Airlines’ prevailing margin (before any reconciliation payments) fell outside its margin band of 8.5% to 10.0% for 2007 and 2006, Airlines’ revenue would have been adjusted to bring it back to its floor or cap.  Reconciliation payments from Continental in 2007 netted $4.2 million to us.  The 2007 reconciliation payment was primarily caused by the lower rates resulting from arbitration with Continental in 2007.  Reconciliation payments to Continental totaled $7.3 million for 2006.  The 2006 reconciliation payment was primarily driven by lower actual wages, salaries and related costs and maintenance, materials and repair expenses as compared to the estimated costs in the agreements block hour rates.

            On July 27, 2007, the three-member arbitration panel issued its decision relating to the 2007 block hour rates that Continental paid Airlines for regional jet service in 2007.  The panel considered various components related to the proposed rates that we charge Continental in connection with regional jet service, including the costs that formed the basis for our 2007 rate proposal and the allocation of certain costs between the parties.  The panel did not make any changes to the costs included in our 2007 budgeted rates except as those costs related to allocation.  The panel determined that the annual 2007 budgeted rates originally presented by Airlines should be reduced in the aggregate by $14.2 million, which includes the 10% operating margin.  As a result of the panel’s decision, we recorded our passenger revenue pursuant to the terms of the Continental CPA using the block hour rates determined by the panel for the year ended December 31, 2007.

            Branded Flying.  We began Branded Flying on April 2, 2007.  Although passenger revenue from such flying was less than 11% of our total operating revenue for 2007, we believed that our passenger revenue would continue to grow contingent upon our ability to use marketing and promotion programs to shift our traffic mix from heavily leisure travel to more business/corporate travel.

            We were not profitable in this operation in 2007.  Our results of operations were impacted by record high fuel prices, similar to the rest of the airline industry and an average load factor for 2007 being 55.7%.  Therefore for fuel, we implemented a strategy by entering into fixed forward price contracts with our fuel provider using a systematic method for determining the volume and the price for which to enter into the contracts for a rolling 12-month period on a quarterly basis.  Our average load factor primarily resulted from several factors including a lack of brand awareness and a very aggressive redeployment of aircraft to Branded driven by the pace of the aircraft coming out of the Continental CPA.  As outlined above, to increase our load factor we tried to shift our traffic mix from heavily leisure to more business/corporate travel.  Although our fixed forward price fuel contracts partially mitigated our exposure to fuel price fluctuation, fuel continued to be a driving force in determining Branded Flying’s profitability along with our ability to shift our traffic mix from leisure to more business travel.  Additionally, we incurred marketing and distribution costs related to supporting the revenues for this segment.  Under the terms of our contractual flying, these costs were incurred by the major airline with which we contracted.

            Aviation Services.  Aviation Services was included in Contract Flying in 2006 as it was not deemed material for segment reporting purposes.  In 2007, Aviation Services had a segment profit margin of 38.0%.  This segment profit margin and increases in operations for aviation services was related to additional fixed-rate contracts for ground handling which began in 2007.

            Operating Expenses

            The table below (in millions, except percentage data) sets forth the changes in operating expenses from 2007 to 2006.

	Fiscal Year

	2007	Total Revenue %	2006	Total Revenue %	Increase / (Decrease)	Change %

Wages, salaries, and related costs	$437.6	26.0	$386.7	23.0	$50.9	13.2
Aircraft rentals	344.2	20.4	332.4	19.8	11.8	3.5
Aircraft fuel and related taxes	323.2	19.2	227.2	13.5	96.0	42.3
Maintenance, materials and repairs	202.5	12.0	191.4	11.4	11.1	5.8
Ground handling	97.2	5.8	99.9	5.9	(2.7)	(2.7)
Other rentals and landing fees	119.2	7.1	115.6	6.9	3.6	3.1
Outside services	58.3	3.5	51.3	3.0	7.0	13.6
Marketing and distribution	31.4	1.9	0.1	0.0	31.3	n/m
Depreciation and amortization	30.0	1.8	25.8	1.5	4.2	16.3
Other operating expenses	148.8	8.8	110.7	6.6	38.1	34.4
Total operating expenses	1,792.4	n/m	1,541.1	91.6	251.3	16.3

            Wages, salaries & related costs increased 13.2% from 2006 to 2007 due to our growth in our work force to support changes in our flight operations and our corporate infrastructure and increases in wage rates under some of Airlines’ collective bargaining agreements.  In conjunction with the increases in base wages, we incurred approximately $13.3 million higher employee benefit costs, such as medical coverage, workers’ compensation costs and 401(k) expenses in 2007.

            Aircraft fuel and related taxes increased 42.3% from 2006 to 2007.  This increase was primarily due to the diversification of our operations into other business platforms.  Our fuel price, including related fuel taxes, was capped at 71.20 cents per gallon by the Continental CPA while the average price of our fuel, included related fuel taxes, for our operations outside of the Continental CPA was $2.43 per gallon.

            Outside services increased 13.6% from 2006 to 2007 primarily due to increased weather events resulting in higher deicing expenses and increased expenses to support our diversification strategy.

            Marketing and distribution increased 100.0% to $31.4 million during 2007. This increase resulted from the need to re-brand our Company and diversify our customer base to support and promote our diversification into other lines of business through advertising and promotion, loyalty programs, global distribution systems and reservation call centers.

            Depreciation and amortization increased 16.3% from 2006 to 2007.  This increase was primarily due to capital additions and improvements necessary to run our new operations.

            Other operating expenses increased 34.4% from 2006 and 2007 primarily caused by passenger services and catering-related expenses incurred to support our operations outside of the Continental CPA.  Additionally, crew related charges, such as per diem, hotel cost and relocation expenses, increased due to higher rates and increased flight operations partially resulting from our transition activities.

            Non-Operating Expenses

            The table below (in millions, except percentage data) sets forth the changes in non-operating expenses from 2007 to 2006.

	Fiscal Year

	2007	Total Revenue %	2006	Total Revenue %	Increase / (Decrease)	Change %

Gain on extinguishment of debt	$0.9	0.1	$—	—	$0.9	n/m
Impairment charge on investments	(7.0)	(0.4)	—	—	(7.0)	n/m
Amortization of debt discount	(11.2)	(0.7)	(9.8)	(0.6)	(1.4)	14.3
Interest expense	(8.5)	(0.5)	(7.3)	(0.4)	(1.2)	16.4
Interest income	15.7	0.9	14.7	0.9	1.0	6.8
Capitalized interest	1.3	0.1	0.3	—	1.0	n/m
Equity investment loss	(1.3)	(0.1)	(2.0)	(0.1)	0.7	35.0
Other, net	(0.2)	—	(0.3)	(0.1)	0.1	33.3
Total non-operating expenses	(10.3)	(0.6)	(4.4)	(0.3)	(5.9)	n/m

            Gain on extinguishment of debt was $0.9 million in 2007 as accounted for under FSP APB 14-1.  The gain was calculated based on an allocation of the fair value of the consideration issued for 2007 repurchases of our convertible notes between the liability and equity components as compared to book value.

            Amortization of debt discount  represents amortization of the debt discounts recorded primarily under FSP APB 14-1.  The remaining debt discount will be charged to non-operating income until August 2011, the next put date of our 11.25% Convertible Secured Notes due 2023.

            Interest expense was primarily related to our Original 4.25% Convertible Notes and the EDC Loans.  Interest expense related to these long-term debts increased in 2007 by approximately $1.3 million as a result of increased amortization of the financing fees related to our convertible note.

            Equity Investment losses of $8.3 million and $2.0 million were recognized during 2007 and 2006, respectively.  We review our investments in unconsolidated affiliates for impairment whenever events or changes in business circumstances indicate that the carrying amount of the investments may not be fully recoverable.  See Note 6 to our consolidated financial statements for further discussion of this impairment.  The remaining $1.3 million in 2007 is our proportionate share of the earnings and losses of all equity investments we currently hold.

Liquidity, Capital Resources and Financial Position

            Sources and Uses of Cash

            For the years ended December 31, 2008 and 2007, our operations used $56.1 million and $39.9 million, respectively, in cash flow.  As of December 31, 2008 and 2007, we also had $20.5 million and $24.8 million of restricted cash, respectively, which is comprised of collateral for our workers’ compensation coverage, customer deposits for future charter flights, letters of credit, and holdbacks required under our credit card processing agreements.

            In 2008 and 2007, we spent $10.3 million and $48.9 million, respectively, on capital expenditures.  A majority of the expenditures for 2008 and 2007 were spent on flight and ground equipment to support the expansion of our operations to new lines of business and building our information technology infrastructure to support these new businesses and the increase in our flight schedules under the Continental CPA.  Of the $10.3 million spent in 2008, approximately $1.9 million was spent on capital expenditures for our strategic business ventures which are outside of the Continental CPA.

            In light of the current economic recession, coupled with the Amended Continental CPA that pays us at lower block hour rates and is currently operating at record low utilization levels, we believe strict budgeting and cash preservation are crucial to sustain our liquidity and meet our financial obligations through 2009.  Our focus on execution of all cost savings initiatives launched in 2008 is essential to generate positive cash flow and preserve our current cash balance.

            Our 2008 cash flows have included the following sources of cash outside of normal operating revenues:

•	$37.8 million tax refund for prior year loss carryback provisions, received in June 2008;
•

$23.1 million non-operating gain from the monetization of fuel fixed forward contracts subsequent to capacity reductions in September 2008 of which approximately $21 million was received in the 3rd quarter of 2008;

•	$12.5 million in sales of unencumbered assets; and
•	$4.0 million in purchase deposits previously held by our fuel vendor that was refunded in October 2008.

            We believe that our existing liquidity, projected 2009 cash flows, including the incremental sources of liquidity described above, if needed, will be sufficient to fund current operations and our financial obligations through the year ending December 31, 2009.  However, as noted above, factors outside our control may dictate that we alter our current plans and expectations.

            Capital Expenditures

            Our capital expenditures in 2008 related to the following items (in millions):

2008

Flight Equipment	$2.8
Ground Equipment	2.6
Technology	4.1
Other	0.8

$10.3

            These capital expenditures related primarily to modifications of our planes, station start-up costs, technology needed to support the administrative operations we assumed from Continental in 2007, as well as systems needed for our Branded Flying and other infrastructure costs.  Capital expenditures for 2009 are expected to decrease since we suspended our Branded Flying operations and have fewer additional infrastructure needs.  In 2009, we anticipate spending between $2 million and $5 million in capital expenditures of which approximately $1.5 million relate to the rollover of 2008 capital projects.

            Long-term Debt

            Although we did amend the terms of Original 4.25% Convertible Notes we did not enter into any new financing transactions in 2008.  As of December 31, 2008, long-term debt, including current maturities, totaled $70.2 million (par value), which consisted of the 11.25% Convertible Secured Notes due 2023 and the EDC Loans.

            In July 2003, we completed an offering of $137.2 million aggregate principal amount of Original 4.25% Convertible Notes due 2023 with interest payable semi-annually.  Holders of this debt had the right to require that we repurchase their notes on August 1, 2008, 2013 and 2018 (“Repurchase Dates”) at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any.    Under the indenture governing the convertible notes, we were able to satisfy the obligation with either cash, shares of our common stock, or a combination of cash and shares.  During 2008, we took the following actions after consulting with our independent financial advisors:

•

Received stockholders approval for two proposals that provided us greater flexibility in satisfying our repurchase obligations with respect to the Original 4.25% Convertible Notes, which included the ability to issue such number of shares of our common stock as necessary to repurchase all outstanding convertible notes that were tendered on August 1, 2008, and increased our authorized common stock from 200 million shares to 400 million shares;

•	Commenced our repurchase offer for the Original 4.25% Convertible Notes and provided written notice to the trustee of our intention to pay the repurchase price wholly in shares of our common stock;
•

Unilaterally amended the indenture governing the notes to increase the coupon from 4.25% to 11.25% over the remaining note term, to provide security based on a pro-rata amount of collateral and to provide for an additional repurchase date on August 1, 2011, in order to provide improved terms and additional flexibility for the noteholders; and

•

Issued 16.4 million shares (Reverse Split adjusted) of our common stock in payment of the repurchase price for the $59.7 million principal amount of the notes validly tendered and to settle accrued and unpaid interest due August 1, 2008.  Because the common stock was issued in exchange for the Original 4.25% Convertible Notes exclusively with the existing holders of the notes, and no commission or other compensation was paid in soliciting the exchange, the securities were exempt from registration under Section 3(a)(9) of the Securities Act of 1933.

            In 2008, the tender offer resulted in a gain on extinguishment of our 4.25% Convertible Notes, through the issuance of our 11.25% Convertible Secured Notes based on the accounting guidance in FSP APB 14-1 and EITF 96-19.  In accordance with the accounting literature, the gain on extinguishment was calculated based on an allocation of the fair value of the consideration issued between the liability and equity components as compared to book value.  The total fair value of the consideration issued in the tender offer was $100.4 million based on $59.7 million in shares and the estimated fair value of the 11.25% Convertible Secured Notes of $40.7 million.  Based on the estimated fair value of the liability component of the 4.25% Convertible Notes immediately prior the tender offer in 2008, this consideration was accounted for as an extinguishment of a $128.2 million liability for $100.4 million, resulting in the gain of $27.8 million.  Because the issuance of our 11.25% Convertible Secured Notes occurred at or around the tender offer, the equity component was deemed to have no value, therefore the proceeds of $100.4 million were assigned to the liability component.  In addition, we recognized extinguishment gains of $2.1 million in 2008 and $0.9 million in 2007 related to repurchases of our original 4.25% convertible notes prior to the tender offer.  Given the credit environment at the time of this transaction, including our own liquidity, our debt was trading at a significant discount, resulting in these gains.  The $68.5 million 11.25% Convertible Secured Notes are also subject to FSP APB 14-1 and we determined the fair value of the liability component to be $40.7 million with the remainder allocated to equity and accounted for as a debt discount which will be amortized over the next put date in August 2011.  The fair value of the liability component of the 11.25% Convertible Secured Notes was based on current market data of our convertible notes, considering interest rates for stand alone debt given the disruption in the credit markets and our own credit rating.

            Other than the 11.25% Convertible Notes due 2023, we do not have any material long-term borrowings or available lines of credit.  Pursuant to the terms of the amended indenture governing the 11.25% Convertible Secured Notes due 2023, we granted a security interest, with a pro-rata portion, (based on the portion that the remaining notes represent of the total convertible notes that were issued) of assets with an appraised value of approximately $181 million, including approximately $96 million in spare parts and $85 million of spare engines.  Based on the principal amount of notes remaining outstanding on August 2, 2008, the pledged collateral for the notes totals approximately $51.5 million in spare parts and $45.3 million in spare engines.  We agreed that we will not as of any fiscal year end permit the aggregate outstanding principal amount of the Notes divided by the fair market value of the pledged collateral to be greater than certain percentages outlined in the amended indenture.  If such collateral ratios are greater than the applicable maximum, we will pledge additional spare parts, spare aircraft engines and / or cash and cash equivalents.  Pursuant to the terms of the amended indenture, we are required to deliver a certificate from our appraiser dated not later than 15 business days after January 1 of each year certifying the value as of January 1 or such later date.  We delivered such certificate from our appraiser in January 2009 and the appraised values of $180.4 million have not changed materially from the initial appraisal of $181 million at the amendment date.

            The notes are guaranteed by Airlines.  Except as otherwise specified in the indenture pursuant to which the notes were issued, there are no restrictions on Airlines’ ability to transfer funds to Holdings in the form of cash dividends, loans or advances.  General provisions of applicable state law, however, may limit the ability of any subsidiary to pay dividends or make distributions to its parent in certain circumstances.

            If we elect to use shares of common stock to repurchase any notes on the Repurchase Dates, the number of shares will be equal to the repurchase price divided by 97.5% of the average closing sales price of our common stock for the five consecutive trading days ending on the third business day prior to the applicable Repurchase Date (adjusted to take into account the occurrence of certain events that would require adjustment of the conversion rate).  In certain circumstances, the notes are convertible into our common stock, at a ratio of 54.9451 shares of common stock per $1,000 principal amount of notes, which was equivalent to an initial conversion price of approximately $18.20 per common share; however, following the Reverse Split the ratio is now 5.49451, which is equivalent to a price of approximately $182.00 per share.  The ratio is subject to adjustments if certain events take place, and holders may convert only if the closing sale price per common share exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding calendar quarter.

            The EDC Loans consist of $10.7 million loaned to us in May 2003 and $6.6 million loaned to us in September 2003.  The EDC Loans are secured by certain of our flight simulators, flight data software and other equipment related to the simulators.  We used all the proceeds from the EDC Loans to reduce the principal under a note payable to Continental.  The amount due to EDC accrues interest at the six-month LIBOR plus 1.75% per annum.  Each of the EDC Loans has a term of 96 months and each contains customary representations, warranties and covenants.  Additionally, Continental is the guarantor of the EDC Loans, and a default under the guarantee would cause an acceleration of the loan.  In 2008, we made payments in the amount of $4.2 million on the EDC Loans, of which $3.5 million related to principal.  As of December 31, 2008, the balance of the EDC Loans was $9.3 million.  As of December 31, 2008 and 2007, the fair value of the EDC Loans was approximately $7.2 million and $12.4 million, respectively.

            Securities Repurchase Program

            In July 2005, our Board of Directors authorized the expenditure of up to $30 million to repurchase shares of our common stock.  In February 2006, the Board authorized the inclusion of our Original 4.25% Convertible Notes   now our 11.25% Convertible Secured Notes due 2023 within the previously announced $30 million program.  Additionally, during the fourth quarter of 2008, the Board authorized an additional $15 million for this program.  Purchases have been made from time to time in the open market; the timing of any repurchases under the program depends on a variety of factors, including market conditions, and may be suspended or discontinued at any time.  As of December 31, 2008, we had a balance of $10.1 million remaining within the program for additional purchases.  As discussed in Note 11 to our consolidated financial statements, stockholders approved to effect a Reverse Split of our common stock in 2008.

            The following table details annual activity under the share repurchase program (Reverse Split adjusted):

	Shares Repurchased (in thousands)	Average Cost per Share	Bonds Repurchased (in millions)

2008	4,035	$1.91	$11.1
2007	270	$29.23	$2.5
2006	—	$—	$—
2005	59	$95.12	$—

            Collective Bargaining Agreements

            The following table provides information related to our principal collective bargaining agreements and their respective amendable dates as of December 31, 2008:

Employee Group	Number of Employees	Representing Union	Contract Amendable Date

Pilots and Instructors	2,125	Air Line Pilots Association, International	December 2010
Mechanics	920	International Brotherhood of Teamsters	August 2009
Flight Attendants	1,022	International Association of Machinists and Aerospace Workers	August 2010
Dispatchers	68	Transport Workers Union of America	July 2009
Production Workers	72	Union of Industrial Production Workers	N/A

            Our other employees are not covered by collective bargaining agreements.

            During 2008, we executed new agreements with our four unions resulting in approximately $20 million in labor savings.  In addition, we realized $10 million in concessions through reductions provided by management and clerical employees.  Furthermore, an additional $5 million was contributed by the airport services division through wage and benefit reductions as well as productivity improvements.

            Income Taxes

            The tender offer and partial redemption in August 2008 of the 4.25% Convertible Notes due 2023 caused Holdings to trigger a change in ownership limitation under Section 382 of the Internal Revenue Code in August 2008.  Section 382 limits a taxpayer's ability to utilize certain carryover tax attributes after a substantial cumulative change in ownership of their stock. The regulation mandates a three-year “look back” requiring Holdings to evaluate its position related to Section 382 beginning in 2005.  The results of the look back analysis indicated that Holdings triggered Section 382 changes in ownership in April 2005 and in August 2008.  The April 2005 change resulted in an after tax charge of $1.6 million primarily related to interest on the timing of certain tax obligations. Due to the decrease in our market capitalization, the Section 382 change triggered in August 2008 resulted in our conclusion that it was more likely than not that we would not be able to utilize our deferred tax assets due to this limitation and therefore we recorded an increase of $19.3 million to the valuation allowance.  We recorded the effects of this adjustment in 2008 as any impact to previously reported financial statements was not deemed to be material.

            Also during 2008 we recorded $8.5 million in income tax expense to record a valuation allowance for certain deferred tax assets related to capital losses and, international and state tax net operating losses as it was concluded more likely than not that adequate income would not be generated to utilize these deferred tax assets based on their characterization and/or carryforward period.

            See the table below for expiration dates of our tax attribute loss carryforwards:

	December 31, 2008 (in millions)	Statutory Carryforward Period	Expiration Year(s)

Net Operating Carryforwards
Federal Loss	$38.0	20	2020 to 2028
Federal Credit	$14.3	No expiration	N/A
State Loss	$14.0	5 to 20	2009 to 2028
International Loss	$1.8	10	2016 to 2018

            In conjunction with our initial public offering in April 2002, the tax basis of our tangible and intangible assets was adjusted to fair value.  This adjustment to tax basis should result in additional tax deductions being available to us through 2017.  In October 2006, Continental entered into a final settlement agreement with the IRS that included periods during which we were included in its consolidated federal income tax return.  Our taxable income was not adjusted, but the amount of net operating losses allocated to us was increased by approximately $31.2 million.  In accordance with our tax agreement with Continental, to the extent we generate taxable income sufficient to realize the additional tax deductions and tax attributes allocated to us, we are required to pay Continental a percentage of the amount of tax savings actually realized, excluding the effect of any loss carrybacks.  We are required to pay Continental 100% of the first third of the anticipated tax benefit, 90% of the second third and 80% of the last third.  However, if the tax benefits are not realized by the end of 2018, we will be obligated to pay Continental 100% of any benefit realized after that date.  Since these payments are solely dependent on our ability to generate sufficient taxable income to realize these deferred tax assets, they are recorded as an obligation to Continental within the deferred tax asset accounts, and the portion we may retain in the future is offset by a valuation allowance.

            At the time of the initial public offering, the valuation allowance and the obligation to Continental offset the step-up in basis of assets in our long-term deferred tax asset account.  There were no payments made to Continental under the tax agreement during 2008 and 2007.  We made approximately $24.8 million and $25.3 million of net payments to Continental under the tax agreement related to the additional tax deductions during 2006 and 2005, respectively.  Because of the April 2005 Section 382 change in ownership, our ability to utilize some of the tax attributes flowing from Continental has been limited.  Our losses in 2007 and 2008 carryback to offset the tax shortfall, but result in an interest charge recorded in current tax expense and discussed above.  Our August 2008 Section 382 ownership change limits our ability to realize the gross deferred tax assets recorded at December 31, 2008.  Federal and many state net operating loss carryovers are subject to substantial annual limitations over their remaining life, while our regular federal tax deductions for our tax amortizable intangible assets are limited for the five year period after this ownership change.  We are currently assessing the impact of this limitation including any amounts that may be owed to us by Continental.  If amounts are recoverable from Continental, it may decrease the valuation allowance recorded as of December 31, 2008.

            Our tax agreement increases our dependence on Continental’s financial condition.  If it is determined that any of the tax benefits related to the basis increase should not have been available at the time of utilization and, as a result, we are required to pay additional taxes, interest and penalties, then we could be adversely affected if Continental were unable to indemnify us under the agreement.

            For further disclosures related to income taxes, please refer to Note 10 to our consolidated financial statements.

            Purchase Commitments

            As of December 31, 2008, we have options for 50 ERJ-145XR aircraft that may be exercised for other types of aircraft within the ERJ-145 Family.  Our next option exercise date is April 1, 2009.  If we do not exercise or extend our option as of this date, 25 options will expire.  During 2005, Continental declined the right to include any of the option aircraft under the Continental CPA.  We retain the right to exercise the option and fly these aircraft for other airlines or under our own code, subject to some restrictions; however, we will have to finance our acquisition of these aircraft independently.  Currently, we do not have any firm commitments for aircraft purchases.

            Prior to December 2005, under our power-by-the-hour agreement with Rolls Royce, we were obligated to acquire up to three spare engines to support our existing aircraft and the remaining eight aircraft then on firm order.  In December 2005, we negotiated the sale of eight engines to Rolls Royce and, in exchange, entered into seven new engine leases with a Rolls Royce subsidiary.  The engines leased have greater interchangeability than the engines sold. As a result, we have satisfied our engine obligations and are no longer obligated to purchase the three engines.  These leases are classified as operating leases; hence they are not reflected as assets and liabilities on our balance sheet.

            We also have other contractual obligations of approximately $0.8 billion under our power-by-the-hour contracts with various service providers.  The power-by-the-hour contracts dictate the method by which we pay a vendor based on our actual level of operations in exchange for vendor coverage on specific parts and equipment on our aircraft when those parts and equipment are in need of repair or replacement.  Each contract varies in term and payment procedure.  The estimated amount of our future commitment is based on assumptions related to future level of operations and forecasted payment rates.  Our level of operations is determined based on Continental’s most recent operating plan for us, which can be altered at Continental’s sole discretion, and our estimates for the 30 aircraft we have re-deployed.  Forecasted payment rates are based on actual rates as of January 1, 2009 and increased annually according to the particular inflation indices detailed in each contract.  Contractual rate increases at actual time of occurrence may be different than the forecasted rates.

            For the year ended December 31, 2008, we spent $10.3 on capital expenditures.  In 2009, we anticipate spending between $2 million and $5 million in capital expenditures of which approximately $1.5 million relate to the rollover of 2008 capital projects.  We expect to fund our future capital commitments substantially through internally generated funds.  However, there can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures not covered by firm financing commitments.

            Off-Balance Sheet Arrangements

            In the ordinary course of business, we enter into operating leases related to our aircraft, spare engines and facilities.  In accordance with U.S. generally accepted accounting principles, these arrangements are not reflected on our balance sheet; however, they are reasonably likely to have a material effect on our future financial statements and financial outlook.

            We enter into these arrangements to gain access to aircraft, equipment and facilities without requiring significant capital up front.  Since these assets are used in connection with our consolidated operations, these assets are required to generate substantially all of our passenger revenue.

            If Continental terminated the Continental CPA for cause, it would have the right to terminate our leases or subleases for aircraft covered by the agreement and take possession of them.  In addition, Continental would have the ability to reject the leases and subleases on our aircraft if it filed for bankruptcy protection.  Moreover, with the reduction notice and Continental’s ability to terminate the Continental CPA, we could lose access to some or substantially all of our airport facilities. See Item 1A. “Risk Factors” for additional information.

            Aircraft Leases.  Our aircraft leases and subleases expire between 2013 and 2022.  As of December 31, 2008, our 2009 expected total minimum annual rental payments under current and future non-cancelable aircraft operating leases for aircraft used in our Corporate Aviation division are approximately $21.9 million.

            Continental is responsible for the remaining lease payments on the 214 aircraft we operate for them under the terms of the Amended Continental CPA.  Over 90% of our aircraft are leased directly by Continental from third parties and subleased by Continental to us.  If Continental were to default under these leases, our ability to retain access to the aircraft could be adversely affected.  See more detailed description of our risks related to our aircraft leases under Item 1A. "Risk Factors."

            Other Leases.  Other leases and subleases are primarily related to ground facilities (airport and maintenance) spare engines, and a flight training device.  These leases have greatly varying terms, which we expect, in most cases, to be renewed or replaced.  As of December 31, 2008, our expected total minimum annual, non-aircraft rental payments for 2009 under current and future non-cancelable operating leases are approximately $14.2 million. The expected total minimum rental payments for 2009, by category, are as follows (in millions):

Airport facilities	$4.9
Maintenance facilities	3.4
Flight equipment	3.4
Administrative facilities and other	2.5

$14.2

            Contractual Obligations and Commercial Commitments

            The following table summarizes the expected effect our material debt (including interest where applicable), operating leases and other contractual obligations have on our future cash flows as of December 31, 2008 (in millions):

	Total	2009	2010	2011	2012	2013	Over 5 Years

11.25% Convertible Secured Notes due 2023 (1)	$81.4	$6.8	$6.8	$67.8	$—	$—	$—
Other long-term debt (2)	10.1	3.9	3.7	2.5	—	—	—
Aircraft operating leases (3)	142.3	21.9	21.9	21.9	21.9	21.9	32.8
Other operating leases (4)	88.9	14.2	9.7	9.3	9.3	8.9	37.5
Other contractual obligations (5)	833.3	118.2	121.7	125.1	129.2	133.1	206.0

Total expected cash obligations	$1,156.0	$165.0	$163.8	$226.6	$160.4	$163.9	$276.3

(1)

Following the completion of the tender offer related to our convertible debt in August 2008 and subsequent bond repurchases in the fourth quarter of 2008, $60.8 million aggregate principal of our then 4.25% Convertible Notes due 2023 remained outstanding.  As provided in the amended indenture governing the notes, such notes have become our 11.25% Convertible Secured Notes due 2023 with an additional repurchase date on August 1, 2011.  The expected impact of our 11.25% Convertible Secured Notes due 2023 on our future cash flows assumes the current principal balance of the notes will be redeemed on August 1, 2011, the earliest date the holders of the notes may require us to repurchase the notes.  If the notes are held until August 1, 2023, the maturity date, our obligations outlined above would increase by $82.1 million as a result of additional interest expense related to these notes.  See Note 9 to our consolidated financial statements for a detailed description of these notes.

(2)

Other long-term debt represents our obligation for the advances received under the EDC Loans.  See detailed discussion of our financing arrangement with EDC in Note 9 to our consolidated financial statements.  The expected effect of our financing arrangement with EDC on our future cash flows is calculated based on the six-month LIBOR plus 1.75% per annum and includes principal payments of $9.3 million and estimated interest payments of $0.7 million.

(3)

Aircraft operating lease obligations are the estimated lease payments for the 30 aircraft under long-term operating leases and subleases from Continental as of December 31, 2008. These agreements with Continental have substantially the same terms as the lease agreements between Continental and the third-party lessors, and expire between 2013 and 2022, however, lease obligations are only assumed through the end of the Amended Continental CPA on June 30, 2015.  Consistent with the Amended Continental CPA, lease payments for the 214 covered aircraft will be incurred directly by Continental.  Lease obligations for the remaining 30 aircraft operating outside of the CPA are reflected above at reduced rental rates.

(4)

Other operating lease obligations represent the estimated lease payments for our ground service equipment, spare engines and substantially all of our ground facilities, including facilities at public airports, from Continental or the municipalities or agencies owning and controlling such airports that are under operating leases.  Other operating lease obligations also include the lease payments related to a flight training device.  Continued operations are assumed through normal lease renewals.

(5)

Other contractual obligations primarily include our power-by-the-hour agreement with Rolls Royce.  We expect to fund this commitment with cash generated from operations.   The estimated amount of future commitments for Rolls Royce is based on assumptions related to anticipated future levels of operations and forecasted payment rates.  The level of operations inherent in the estimated amounts for Rolls Royce is based on Continental’s most recent operating plan for Airlines, which can be altered at Continental’s sole discretion and includes our 30 aircraft that are operating in our other lines of business.  Contractual rate increases at actual time of occurrence may be different than the forecasted rate inherent in the amounts for Rolls Royce.

            The actual effects that the listed obligations above may have on our future cash flow may differ materially from our estimates.

            Other Contingent Liabilities or Commitments

            We are a party to many contracts in which it is common for us to agree to indemnify third parties for tort liabilities that arise out of or relate to the subject matter of the contract.  In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by gross negligence or willful misconduct.  We cannot estimate the potential amount of future payments under these indemnities until events arise that would trigger a liability under the indemnities.  However, we expect that we would be covered by insurance for any such liabilities, subject to deductibles.

            We are a defendant in various lawsuits and proceedings arising in the ordinary course of our business.  While the outcome of these lawsuits and proceedings cannot be predicted with certainty, we do not believe that the ultimate disposition of these proceedings will have a material adverse effect on our financial position, results of operations or cash flows.